                                                                       Exhibit 5








We will pay the proceeds to the beneficiary after we receive due proof that the insured died while this contract was inforce. If the insured is living on the maturity date, we will then pay to the owner the accumulation value less any loans in effect.

Our home office is at One Financial Way, Cincinnati, Ohio 45242.



    /s/ Ronald L. Benedict                      /s/ David ??????
           Secretary                                 President


20 DAY RIGHT TO EXAMINE THE POLICY: YOU HAVE A RIGHT TO CANCEL THIS CONTRACT WITHIN 20 DAYS AFTER YOU RECEIVE IT. YOU MAY RETURN IT TO US OR TO OUR AGENT FOR ANY REASON WITHIN THOSE 20 DAYS. THE CONTRACT WILL THEN BE TREATED AS THOUGH IT WERE NEVER ISSUED. WE WILL THEN REFUND THE PREMIUMS THAT WERE PAID TO US.




  DEATH BENEFITS AND ACCUMULATION VALUES MAY INCREASE OR DECREASE ACCORDING TO
         THE INVESTMENT EXPERIENCE OF OHIO NATIONAL VARIABLE ACCOUNT R.
             FOR DETAILS SEE NONFORFEITURE PROVISIONS, PAGES 13-17.




                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                                Nonparticipating
              Adjustable Death Benefit Payable Before Maturity Date
     Cash Surrender Value Payable on Maturity Date if Insured is Then Living
                      Flexible Premiums Until Maturity Date
                              Stated Amount: Page 3
                              Maturity Date: Page 3





INSURED          John Doe                      POLICY NUMBER      C0000000

AGE              35                            FACE AMOUNT        $100,000

CONTRACT DATE    01/01/1997                    ISSUE DATE         01/01/1997

FORM 00-VL-1                                                             PAGE 1


FORM 00-VL-1

                                 POLICY CONTENTS



                                                                       Page

POLICY SPECIFICATIONS                                                    3
OPTION TABLES                                                            5
TABLE OF RENEWAL PREMIUMS                                                6
GENERAL TERMS AND DEFINITIONS                                            7
     Contract Months and Years                                           7
     Fund                                                                7
     Guideline Premium                                                   7
     Issue Date                                                          7
     Maturity Date                                                       7
     Minimum Premium                                                     7
     Notice                                                              7
     Option                                                              7
     Payee                                                               7
     Proceeds                                                            7
     Process Days                                                        7
     Pronouns                                                            8
     Proof You Can Be Insured                                            8
     Subaccount                                                          8
     VAR                                                                 8
     Valuation Period                                                    8
GENERAL PROVISIONS                                                       8
     Ownership                                                           8
     Assignment                                                          8
     Beneficiary                                                         8
     Contract                                                            9
     General Account and VAR                                             9
     Investments of VAR                                                  9
     Voting Rights                                                       9
     Reports                                                             9
     Nonparticipating                                                   10
     Exchange Right                                                     10
PREMIUMS                                                                10
     Payment                                                            10
     Net Premium                                                        10
     Allocation of Net Premiums                                         10
     Planned Premium                                                    10
     Extra Premium                                                      10
     Minimum Premium Requirement                                        11
     Policy Changes Affecting the Minimum
       Premium Requirement                                              11
     Death Benefit Guarantee                                            11
     Grace Period                                                       11
     Reinstatement                                                      11
BENEFITS                                                                12
     Death Proceeds Choices                                             12
     Changes in Coverage                                                12
     Change of Proceeds Plans                                           13
     Extended Endowment                                                 13
NONFORFEITURE                                                           13
     Accumulation Value                                                 13
     Fixed Accumulation Value                                           13
     Interest for the Fixed Accumulation Value                          13
     Interest on Loan Collateral                                        13
     Determination of Values for the General
       Account                                                          14
     Variable Accumulation Value                                        14
     Variable Accumulation Units                                        14
     Unit Value                                                         14
     Net Investment Factor                                              14
     Splitting Units                                                    15
     Transfers Among Subaccounts and General
       Account                                                          15
     Taxes                                                              15
     Monthly Charges                                                    15
     Cost of Insurance                                                  15
     Cost of Insurance Rate                                             15
     Net Amount at Risk                                                 16
     Surrender and Cash Surrender Value                                 16
     Surrender Charge                                                   16
     Surrender Charge On Decreases                                      16
     Partial Surrender                                                  16
     Deferral of Payment on Surrender, Partial
       Surrenders and Loans                                             17
     Paid-up Term Insurance                                             17
     Paid-up Life Insurance                                             17
LOANS                                                                   17
     Availability                                                       17
     Loan Value                                                         17
     Gross Loan Value                                                   17
     Preferred Loans                                                    17
     Loan Collateral                                                    18
     Interest                                                           18
     Repayment                                                          18
CLAIMS                                                                  18
     Payment of Proceeds                                                18
     Misstatement of Age or Sex                                         18
     Proceeds Protection                                                18
     Incontestability                                                   19
     Suicide                                                            19
PROCEEDS PAYMENT OPTIONS                                                19
     Choice of Options                                                  19
     Minimum Amounts                                                    19
     Description of Options                                             19
     Proceeds at Interest                                               20
     Payments for a Certain Period                                      20
     Life Income                                                        20
     Payments of a Certain Amount                                       20
     Joint and Survivor Life Income                                     21
     Alternate Life Income                                              21
     Death of Payee                                                     21



-------------------------------------------------------------------------------
FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION            PAGE 2

POLICY SPECIFICATIONS

       BENEFIT SPECIFICATIONS                                                                  PREMIUM SPECIFICATIONS

BENEFIT           - - - - - DESCRIPTION OF BENEFITS- - - - -                                           YEARS            FORM
AMOUNTS                                                                                PREMIUM         PAYABLE          NUMBER
                                                                                       INITIAL
$100,000          FLEXIBLE PREMIUM ADJUSTABLE LIFE                             $         1000.00                      00-VL-1
(STATED             MATURITY AT AGE 100
AMOUNT)             STANDARD NONSMOKER RISK CLASS

                  DEATH BENEFIT A - STATED AMOUNT                                        PLANNED ANNUAL
                  INCLUDES ACCUMULATION VALUE                                  $         1000.00                65

NOTES:
                  MINIMUM STATED AMOUNT IS  $50000

                  IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY
                  DATE SHOWN WHEN EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT
                  OF THE FIRST YEAR PREMIUM ORE SUBSEQUENT PREMIUMS ARE
                  INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. THE DEATHE
                  BENEFIT, HOWEVER, IS GUARANTEED TO CONTINUE FOR 5 YEARS IF THE
                  MINIMUM PREMIUM REQUIREMENT IS MET.

                  MONTHLY MINIMUM PREMIUM TO MAINTAIN THE DEATH BENEFIT GUARANTEE:
                                            $81.00

                  DEATH BENEFIT GUARANTEE PERIOD IS 5 YEARS.

                  GUIDELINE PREMIUM (ANNUAL)  IS  $1300.00















POLICY NUMBER                                        CONTRACT DATE                   ISSUE DATE                     MATURITY DATE
 I6345001                                            AUG 01 2000                     AUG 01 2000                    AUG 01 2065
INSURED                                                                                                             ISSUE AGE & SEX
JOHN DOE                                                                                                            35 MALE

OWNER
THE INSURED


-------------------------------------------------------------------------------
FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION            PAGE 3

POLICY SPECIFICATIONS

       BENEFIT SPECIFICATIONS                                                                  PREMIUM SPECIFICATIONS

BENEFIT           - - - - - DESCRIPTION OF BENEFITS- - - - -                                           YEARS            FORM
AMOUNTS                                                                                PREMIUM         PAYABLE          NUMBER
                                                                                       INITIAL
$100,000          FLEXIBLE PREMIUM ADJUSTABLE LIFE                             $       1000.00                        00-VL-1U
(STATED             MATURITY AT AGE 100
AMOUNT)             STANDARD NONSMOKER RISK CLASS

                  DEATH BENEFIT A - STATED AMOUNT                                      PLANNED ANNUAL
                  INCLUDES ACCUMULATION VALUE                                  $       1000.00              65

NOTES:
                  MINIMUM STATED AMOUNT IS  $50000

                  IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY
                  DATE SHOWN WHEN EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT
                  OF THE FIRST YEAR PREMIUM ORE SUBSEQUENT PREMIUMS ARE
                  INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE. THE DEATHE
                  BENEFIT, HOWEVER, IS GUARANTEED TO CONTINUE FOR 5 YEARS IF THE
                  MINIMUM PREMIUM REQUIREMENT IS MET.

                  MONTHLY MINIMUM PREMIUM TO MAINTAIN THE DEATH BENEFIT GUARANTEE:
                                            $75.00

                  DEATH BENEFIT GUARANTEE PERIOD IS 5 YEARS.

                  GUIDELINE PREMIUM (ANNUAL)  IS  $1217.00















POLICY NUMBER                                        CONTRACT DATE                   ISSUE DATE                 MATURITY DATE
 I6345002                                            AUG 01 2000                     AUG 01 2000                AUG 01 2065
INSURED                                                                                                         ISSUE AGE & SEX
JOHN DOE                                                                                                        35 UNISEX

OWNER
THE INSURED


--------------------------------------------------------------------------------
FORM 00-VL-1U        OHIO NATIONAL LIFE ASSURANCE COMPANY                 PAGE 3

                                                                        I6345001

                               TABLE OF GUARANTEED
                             MAXIMUM INSURANCE RATES
                          PER $1000 NET AMOUNT AT RISK
                       MALE STANDARD NONSMOKER RISK CLASS

ISSUE AGE:  35
STATED AMOUNT:                      $  100,000                              POLICY PLAN: FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

            ATTAINED                   MONTHLY INS                                        ATTAINED                  MONTHLY INS
              AGE                       RATE PER                                             AGE                      RATE PER
                                         $1000                                                                          $1000
               35                        0.14085                                              75                        4.92413
               36                        0.14752                                              76                        5.45122
               37                        0.15669                                              77                        6.00585
               38                        0.16669                                              78                        6.58221
               39                        0.17837                                              79                        7.19473

               40                        0.19087                                              80                        7.86724
               41                        0.20588                                              81                        8.61695
               42                        0.22088                                              82                        9.46542
               43                        0.23839                                              83                       10.42336
               44                        0.25590                                              84                       11.47263

               45                        0.27674                                              85                       12.58987
               46                        0.29926                                              86                       13.75325
               47                        0.32344                                              87                       14.95279
               48                        0.34929                                              88                       16.16464
               49                        0.37848                                              89                       17.40526

               50                        0.40933                                              90                       18.69215
               51                        0.44603                                              91                       20.04733
               52                        0.48857                                              92                       21.51567
               53                        0.53612                                              93                       23.16008
               54                        0.59118                                              94                       25.25984

               55                        0.65209                                              95                       28.27411
               56                        0.71968                                              96                       33.10677
               57                        0.79146                                              97                       41.68475
               58                        0.86909                                              98                       58.01259
               59                        0.95675                                              99                       83.33266

               60                        1.05444
               61                        1.16302
               62                        1.28665
               63                        1.42787
               64                        1.58752

               65                        1.76394
               66                        1.95381
               67                        2.15965
               68                        2.38065
               69                        2.62186

               70                        2.89419
               71                        3.20272
               72                        3.55929
               73                        3.96902
               74                        4.42953







FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE COMPANY                 PAGE 6

                                                                        I6345002

                               TABLE OF GUARANTEED
                             MAXIMUM INSURANCE RATES
                          PER $1000 NET AMOUNT AT RISK
                      UNISEX STANDARD NONSMOKER RISK CLASS

ISSUE AGE:  35
STATED AMOUNT:                          $100,000                          POLICY PLAN: FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

            ATTAINED                   MONTHLY INS                                        ATTAINED                  MONTHLY INS
              AGE                       RATE PER                                             AGE                      RATE PER
                                         $1000                                                                          $1000
               35                        0.13168                                              75                        3.93711
               36                        0.13919                                              76                        4.38414
               37                        0.14752                                              77                        4.85344
               38                        0.15836                                              78                        5.34845
               39                        0.16920                                              79                        5.88105

               40                        0.18253                                              80                        6.47330
               41                        0.19671                                              81                        7.14316
               42                        0.21255                                              82                        7.90957
               43                        0.22755                                              83                        8.78823
               44                        0.24423                                              84                        9.75508

               45                        0.26340                                              85                       10.80466
               46                        0.28258                                              86                       11.91616
               47                        0.30426                                              87                       13.09339
               48                        0.32677                                              88                       14.31451
               49                        0.35179                                              89                       15.60649

               50                        0.37931                                              90                       16.96897
               51                        0.41017                                              91                       18.43624
               52                        0.44687                                              92                       20.05340
               53                        0.48774                                              93                       21.92280
               54                        0.53195                                              94                       24.22375

               55                        0.58117                                              95                       27.46236
               56                        0.63373                                              96                       32.51830
               57                        0.68881                                              97                       41.36022
               58                        0.74639                                              98                       57.86896
               59                        0.80899                                              99                       83.33266

               60                        0.87994
               61                        0.96176
               62                        1.05611
               63                        1.16886
               64                        1.29835

               65                        1.43873
               66                        1.59170
               67                        1.75140
               68                        1.91951
               69                        2.10024

               70                        2.30530
               71                        2.56406
               72                        2.82043
               73                        3.14905
               74                        3.52572


FORM 00-VL-1U        OHIO NATIONAL LIFE ASSURANCE COMPANY                 PAGE 6

                                                                        I6345001

                             DESCRIPTION OF EXPENSE

                          CHARGES AND SURRENDER CHARGES
              POLICY PLAN: FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE






             EXPENSE CHARGES                                                                        SURRENDER CHARGES

ALL PREMIUMS RECEIVED IN THE FIRST TWENTY                                                 A SURRENDER CHARGE AS SHOWN BELOW WILL
YEARS WILL BE REDUCED BY A 0.90%                                                          BE DEDUCTED IN THE EVENT OF SURRENDER.
CHARGE TO OFFSET FEDERAL TAX.
                                                                                          CONTRACT                    SURRENDER
ALL PREMIUMS RECEIVED WILL BE REDUCED                                                        YEAR                       CHARGE
BY APPLICABLE STATE PREMIUM TAX AND                                                            1                         $2,399
A 2% PREMIUM LOAD CHARGE.                                                                      2                          2,374
                                                                                               3                          2,348
A CONTRACT MAINTENANCE CHARGE OF $7                                                            4                          2,320
WILL BE DEDUCTED FROM THE ACCUMULATION                                                         5                          2,292
VALUE EACH MONTH.                                                                              6                          2,264
                                                                                               7                          2,234
A NO-LAPSE GUARANTEE CHARGE OF $ .00                                                           8                          2,204
PER THOUSAND WILL BE DEDUCTED MONTHLY                                                          9                          2,172
WHEN THIS BENEFIT IS IN EFFECT.                                                               10                          2,140
                                                                                              11                          1,686
PREMIUM USED TO CALCULATE INVESTMENT                                                          12                          1,244
CREDIT: $972.00                                                                               13                            815
                                                                                              14                            400
                                                                                              15 & over                       0
























FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE COMPANY                PAGE 6A

                                                                        I6345002

                             DESCRIPTION OF EXPENSE

                          CHARGES AND SURRENDER CHARGES
              POLICY PLAN: FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE






             EXPENSE CHARGES                                                                       SURRENDER CHARGES

ALL PREMIUMS RECEIVED IN THE FIRST TWENTY                                               A SURRENDER CHARGE AS SHOWN BELOW WILL
YEARS WILL BE REDUCED BY A 0.90%                                                        BE DEDUCTED IN THE EVENT OF SURRENDER.
CHARGE TO OFFSET FEDERAL TAX.
                                                                                        CONTRACT                      SURRENDER
ALL PREMIUMS RECEIVED WILL BE REDUCED                                                     YEAR                          CHARGE
BY APPLICABLE STATE PREMIUM TAX AND                                                            1                         $2,303
A 2% PREMIUM LOAD CHARGE.                                                                      2                          2,280
                                                                                               3                          2,257
A CONTRACT MAINTENANCE CHARGE OF $7                                                            4                          2,233
WILL BE DEDUCTED FROM THE ACCUMULATION                                                         5                          2,208
VALUE EACH MONTH.                                                                              6                          2,182
                                                                                               7                          2,156
A NO-LAPSE GUARANTEE CHARGE OF $ .00                                                           8                          2,129
PER THOUSAND WILL BE DEDUCTED MONTHLY                                                          9                          2,101
WHEN THIS BENEFIT IS IN EFFECT.                                                               10                          2,073
                                                                                              11                          1,635
PREMIUM USED TO CALCULATE INVESTMENT                                                          12                          1,208
CREDIT:  $900.00                                                                              13                            793
                                                                                              14                            390
                                                                                              15 & over                       0
























FORM 00-VL-1U        OHIO NATIONAL LIFE ASSURANCE COMPANY                PAGE 6A

This Page Left Blank








































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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION            PAGE 4

OPTION TABLES





















































-------------------------------------------------------------------------------
FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION            PAGE 5

TABLE OF RENEWAL PREMIUMS








































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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION            PAGE 6

                          GENERAL TERMS AND DEFINITIONS

CONTRACT MONTHS AND YEARS
     This contract takes effect on the contract date shown on page 3. Contract months and years are marked from the contract date. The first day of the contract year is the contract date and its anniversaries.

FUND
     (a) Ohio National Fund, Inc. or (b) another open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). Shares of these investment companies are referred to as "Fund Shares."


GUIDELINE PREMIUM
     The guideline premium is shown on page 3.

ISSUE DATE
     The issue date is shown on page 3.

MATURITY DATE
     Unless we otherwise specify, the maturity date is the end of the contract year nearest your 100th birthday. We will pay you the accumulation value on the maturity date less any loans in effect.

MINIMUM PREMIUM
     The minimum premium is shown on page 3. The minimum premium requirement must be met to keep the death benefit guarantee.

NOTICE
     A notice required by you under this contract must be in written form acceptable to us. A notice of any action that requires us to determine your accumulation value takes effect when we receive it. Otherwise, a notice takes effect when signed; but it is subject to any payment made or action taken by us before we receive it.

OPTION
     Payment of the proceeds other than in one sum.

PAYEE
     The person to whom payments are made under an option. If the option is a life annuity, the payee is the person on whose life the option is based.

PROCEEDS
     The amount payable on the first of: (1) surrender of the contract; (2) death of the insured; or (3) the maturity date.


PROCESS DAYS
     The first day of each contract month. Monthly charges and credits are made as of each process day.




-------------------------------------------------------------------------------
FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION            PAGE 7

PRONOUNS
     "Our", "us" or "we" means Ohio National Life Assurance Corporation. "You", "your" or "yours" means the insured. If the insured is not the owner, "you", "your" or "yours" means the owner when referring to contract rights, payments and notices.

PROOF YOU CAN BE INSURED
     When this contract requires you to send us proof that you can be insured, the proof must be acceptable to us. We will supply forms or instructions for you to provide us that proof. No new stated amount or reinstatement for which you apply will take effect until we approve your application. We must find that you are in an acceptable risk class. Unless we adopt other rules, your risk class must be at least as good as it was when we last approved you for insurance.

SUBACCOUNT
     Any subaccounts that may be established within VAR and that correspond to a portfolio of a Fund.

VAR
     Ohio National Variable Account R. This is an account that consists of assets we have set aside so that their investment results are kept separate from those of our general assets. The assets of VAR will be available to cover the liabilities of the general account only to the extent that the assets of VAR exceed the liabilities of VAR arising under the variable life policies in VAR.

VALUATION PERIOD
     That period of time from one determination of accumulation unit values to their next determination. Such values will be determined each day that the New York Stock Exchange is open for business and any other day on which there is sufficient trading to materially affect the value of VAR's assets.


                               GENERAL PROVISIONS

OWNERSHIP
     The owner has all contract rights while the insured is living. After the insured's death, the owner only has those rights set forth in the beneficiary and proceeds payment options sections. The owner may act without the consent of a revocable beneficiary or contingent owner. The owner may name a contingent owner or new owner by notice to us.

ASSIGNMENT
     You may assign your rights under this contract as security for a loan or debt. We are not bound by an assignment unless we receive notice of it. The person to whom you assign your rights has a first claim on proceeds in place of you and your beneficiaries.

BENEFICIARY
     You may name beneficiaries in the application or by notice to us or you may later name or change beneficiaries by notice to us. If the owner is not the insured, the owner may name or change beneficiaries by notice to us at any time up to 60 days after your death.




-------------------------------------------------------------------------------
FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION            PAGE 8

     Beneficiaries have rights in the order named. Contingent beneficiaries will only receive proceeds if no prior beneficiary survives you. The rights of a beneficiary who dies before you will pass to living beneficiaries of the same class. If no beneficiary survives you, death proceeds will be paid to the owner.

CONTRACT
     Your application and payment of premiums are your consideration for this contract. The entire contract is in your application and this policy. A copy of your application is attached. Read it with care. You represent that the statements made in your application are true as far as you know and believe. We cannot base denial of a claim on any statement you make unless it is contained in an attached application.

     As stated in the application, the contract cannot be changed nor our rights waived except in writing signed by one of our officers. No agent is authorized to make or change a contract on our behalf nor waive any of our rights or requirements.

GENERAL ACCOUNT AND VAR
     The general account consists of all our assets other than those we allocate to a separate account.

     The separate account to which the variable part of contract values under this contract relate is VAR which we have established under Ohio law to provide variable benefits. We shall have sole and complete ownership and control of all assets in VAR.

INVESTMENTS OF VAR
     All amounts credited to VAR will be used to purchase Fund shares at net asset value. Any and all distributions made by the Fund in respect of Fund shares held by VAR will be reinvested in Fund shares in the same subaccount at net asset value. Deductions and redemptions from VAR may be made by redeeming a number of Fund shares, at net asset value, equal in total value to the amount to be deducted or redeemed. If deemed by us to be in the best interest of all contract owners, VAR may be operated as a management company under the Act or it may be deregistered under the Act if registration is no longer required.

     If there is a substitution of Fund shares or change in operation of VAR, we may issue an endorsement for the contract and take any other action as may be necessary and appropriate to make the substitution or change. The investment policy of any subaccount of VAR will not be changed without the approval of the Ohio director of insurance and that approval will be on file with the state insurance regulator of the state where this contract was delivered.

VOTING RIGHTS
     We will seek instructions for the voting of Fund shares held on account of the variable part of your contract. From time to time, we will send you reports on the Fund, proxy material and a form for instructing us how to vote Fund shares.

REPORTS
     We will send you an account report at least once each year showing as of the date of the report: (1) the accumulation value; (2) the cash surrender value; (3) the stated amount; (4) any policy loan; (5) any partial withdrawal made since the last report; (6) any interest charge and any premium paid since the last report; (7) charges made since the last report; and (8) investment experience since the last report.

     We will also make available a projection report. This report will be based on planned premiums, guaranteed cost of insurance and guaranteed interest if any. It will show the accumulation value one year from the date of the report. We may charge a fee, not to exceed $100, if you ask for more than one annual projection or account report.




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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION            PAGE 9

NONPARTICIPATING
     This contract is nonparticipating. It will not share in our divisible surplus.

EXCHANGE RIGHT
     For 2 years after the issue date, or for 2 years after any increase in stated amount, you may exchange this contract for a flexible premium life insurance policy. The accumulation value of the new policy will not vary with the investment results of VAR. We will do this by moving, without charge, the entire variable accumulation value to the general account. All future premium payments will be allocated only to the general account. The issue age, premium class and net amount at risk will be the same as those of the contract being exchanged.


                                    PREMIUMS

PAYMENT
     Your first premium is due on the contract date. One minimum premium must be paid to put this contract in effect. It may be paid to our agent or sent to our home office. After the first premium has been paid, subsequent premiums can be paid at any time. All later premiums must be sent to our home office.

NET PREMIUM
     a) your premium payments; less b) any premium tax that we determine to be allocable to the contract; less c) 2% of the premium payment; less d) .90% of all premiums paid in the first 20 years following issue.

ALLOCATION OF NET PREMIUMS
     All net premiums paid in the first contract month after the issue date will be allocated to the Money Market subaccount. On the first process day after the issue date all such net premiums held in the Money Market subaccount and each future net premium will be allocated to one or more subaccounts and/or the general account based on the allocation percentage specified in the application or as later changed by you.

     Any change shall take effect with the first premium we receive after you ask for the change to take effect or, if later, as of the end of the valuation period during which we receive notice of a change at our home office.

PLANNED PREMIUM
     You may pay planned premiums each year, or every 6 months or 3 months. We will send you a notice of each planned premium. We may also allow other premium payment plans. You may change your planned premium amount, or how often it is to be paid, by sending us notice of the change. We may limit the amount of increase in your planned premium. Each planned premium must be at least $25.

EXTRA PREMIUM
     You may pay extra premiums (more than planned) at any time prior to the maturity date. If you have a loan, extra premiums will first be applied to reduce or pay off the loan. We may limit the amount and number of extra premiums which may be paid.

     Premiums that can be paid under this contract, without an increase in death benefit, can be no more than allowed by the federal law that defines life insurance. If a premium payment would exceed this limit, you can increase your stated amount to allow that premium. To do this, you must apply in writing and send us proof you can be insured. If you do not increase your stated amount, we will refund premium in excess of the limit.





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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 10

MINIMUM PREMIUM REQUIREMENT
     The minimum premium requirement is met if, on each process day (a) is equal to or greater than (b) where:

          (a) is the sum of all premiums paid less any partial surrenders and less any loan amount, and

          (b) is the sum of the minimum premium since the policy date, including the minimum premium for the current process day.

     Although we will determine each month whether or not you have met the minimum premium requirement, you do not have to pay premiums monthly.

POLICY CHANGES AFFECTING THE MINIMUM PREMIUM REQUIREMENT
     The minimum monthly premiums will be affected by any change in stated amount or change of proceeds plan. The minimum premium may also be changed when a rider is added to or removed from this contract. We will send you notice of the change in minimum premium.

DEATH BENEFIT GUARANTEE
     If you meet the minimum premium requirement, we guarantee that this contract will not lapse during the death benefit guarantee period shown on Page 3 even if the investment performance of VAR has caused the cash surrender value to fall below the amount needed to pay the monthly charges due.

     If the minimum premium requirement is not met on any process day, we will send you notice of the required payment. If we do not receive the required payment within 61 days of the date it is due, the death benefit guarantee is no longer in effect and the guarantee cannot be reinstated.

     We will assess a charge per $1,000 of stated amount for each month the death benefit guarantee is in effect. The amount of this charge is shown on Page 3.

GRACE PERIOD
     A premium is due on any process day on which the cash surrender value, less loans in effect, is not enough to cover the charges then due. The required premium will equal the amount needed to allow the cash surrender value less loans in effect to cover 2 monthly charges. We will mail you, and any assignee of record, notice of the amount due. The contract will stay inforce for 61 days after the due date of the required premium, but not past the maturity date. If you do not pay the required premium by the end of this grace period, the contract will end with no value. We will send you a notice, at your last known address, 30 days before the contract ends. If death occurs during a grace period, any required premium then due will be subtracted from the death proceeds.

REINSTATEMENT
     If this contract ends for failure to pay a required premium, you may reinstate it within 5 years if:

          (1) you apply to reinstate this contract and send us proof you can be insured;

          (2)  we approve your application;

          (3) you pay enough premium to keep the contract inforce for at least 2 months;

          (4)  you pay the monthly charges due from the grace period; and

          (5) you pay or reinstate any loans then in effect with interest at 6% per year.

     You may not reinstate this contract after the maturity date.


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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 11

                                    BENEFITS

DEATH PROCEEDS CHOICES
     PLAN A. If you choose Plan A, the death proceeds equal the larger of: (1) the stated amount on the date of your death; or (2) the accumulation value plus a percentage of the accumulation value which varies with your attained age according to the table below. Death proceeds will be reduced by any loans in effect.

     PLAN B. If you choose Plan B, the death proceeds equal the larger of: (1) the stated amount plus the accumulation value on the date of your death; or
     (2) the accumulation value plus a percentage of the accumulation value which varies with your attained age according to the table below. Death proceeds will be reduced by any loans in effect.

     The stated amount is shown on page 3.


             ATTAINED                          ATTAINED                         ATTAINED
               AGE                %              AGE               %              AGE              %
        -------------------    -------     -----------------    --------    -----------------    -------
               0-40              150              54              57               68              17
                41               143              55              50               69              16
                42               136              56              46               70              15
                43               129              57              42               71              13
                44               122              58              38               72              11
                45               115              59              34               73              9
                46               109              60              30               74              7
                47               103              61              28             75-90             5
                48                97              62              26               91              4
                49                91              63              24               92              3
                50                85              64              22               93              2
                51                78              65              20               94              1
                52                71              66              19          95 and over          0
                53                64              67              18


CHANGES IN COVERAGE
     At any time after the first contract year, you may request a change in the stated amount to increase or decrease your coverage. The change must be at least $5,000. If we approve the change, we will send you notice of the change. The change will take effect on the first day of the next contract month. We may limit you to 2 changes per contract year.

     INCREASE. To request an increase in the stated amount, you must apply in writing and send us proof you can be insured.

     Any premium paid contingent upon our approval of an increase in stated amount will be held by us in our general account, without interest, until the increase takes effect. Premium will be applied to the increase in proportion to the guideline premium for the increase to the guideline premium for the original stated amount plus the guideline premium for all increases in stated amount.

     You have a right to cancel any increase within 20 days after you receive notice of the increase, or 10 days after we mail notice of your right to cancel this increase, or if later, within 45 days after the date of your application for increase. You must give notice to us or to our agent within that time. We will refund the monthly charges and any other charges from that increase.


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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 12

     DECREASE. To request a decrease in the stated amount, send us notice to do so. Any decrease will be applied against prior increases in the reverse order in which the increases were made. You may not decrease the stated amount in the first contract year. You may not decrease the stated amount to less than the minimum stated amount shown on page 3. The surrender charge will be taken for decreases.

CHANGE OF PROCEEDS PLANS
     At any time after the first 2 contract years, you may change from Plan B to Plan A by notice to us. The stated amount will then be increased by an amount equal to the accumulation value on the date of the change. At any time after the first 2 contract years, you may change from Plan A to Plan B by notice to us. The stated amount will then be decreased by an amount equal to the accumulation value on the date of change. When we change your proceeds plan, we will send you notice of the change. You may not make a change that will decrease the stated amount to less than the minimum stated amount shown on page 3.

EXTENDED ENDOWMENT
     You may choose to continue your contract after the maturity date. You must give notice to us before the maturity date. Your death proceeds after the maturity date will equal the accumulation value less any loans in effect on the date of death. No additional premiums are payable and none may be made after the maturity date. We will continue to credit interest on the accumulation value of the contract after the maturity date at a rate that we will then determine, but not less than 4.0% per year.


                                  NONFORFEITURE

ACCUMULATION VALUE
     The accumulation value is equal to the sum of: (1) the fixed accumulation value, plus (2) the variable accumulation value, plus (3) the loan collateral.

FIXED ACCUMULATION VALUE
     The fixed accumulation value is: (1) the fixed accumulation value as of the prior process day less the charges on that process day, plus interest from that process day; plus (2) net premiums credited to the general account since the prior process day, plus interest from the date premiums are credited; plus (3) transfers from VAR to the general account since the last process day, plus interest from the date of transfer; less (4) transfers to VAR from the general account since the prior process day, plus interest from the date of transfer; less (5) partial surrenders from the general account since the last process day, plus interest from the date of surrender; less (6) policy loans taken from the general account since the last process day, plus interest from the date taken.

     The fixed accumulation value excludes loan collateral held in the general account.

INTEREST FOR THE FIXED ACCUMULATION VALUE
     Each month, we will credit interest on the fixed accumulation value at an effective rate of at least 4% per year.

INTEREST ON LOAN COLLATERAL
     Each Month, we will credit interest on the loan collateral at an effective rate of at least 4.0%. The rate credited to the portion of the loan collateral which qualifies for preferred loans may be different from that applied to the remaining loan collateral.




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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 13

DETERMINATION OF VALUES FOR THE GENERAL ACCOUNT
     Minimum cash surrender values are calculated using the 1980 Commissioners' Standard Ordinary mortality table, male or female, smoker or nonsmoker, age nearest birthday, with interest at the rate of 4%. A detailed statement of the way we compute cash surrender or loan values has been filed with the state insurance officials. All values comply with state law and are at least as great as the minimum required by law.

VARIABLE ACCUMULATION VALUE
     The variable accumulation value is the total of your values in each subaccount. Each subaccount is valued by multiplying the number of accumulation units by the current unit value.

VARIABLE ACCUMULATION UNITS
     We will credit this contract with variable accumulation units in relation to the amount of each net premium allocated to each subaccount. To find the number of variable accumulation units credited to each subaccount, divide the amount allocated to that subaccount by the variable accumulation unit value of that subaccount for the valuation period during which we receive the premium at our home office.

     The number of variable accumulation units for a subaccount will increase when: (1) net premiums are credited to that subaccount; (2) transfers from the general account or other subaccounts are credited to that subaccount; or (3) policy loans are repaid or interest is credited from amounts held as loan collateral in the general account. The number of variable accumulation units for a subaccount will decrease when: (1) a policy loan is taken from that subaccount; (2) partial surrender is taken from that subaccount; (3) a portion of the monthly charges is taken from that subaccount; or (4) transfers are made from that subaccount to the general account or other subaccounts.

UNIT VALUE
     The value of each variable accumulation unit was set at $10 when the first premium was allocated to each subaccount. The value of a variable accumulation unit for each subaccount varies for each later valuation period. This value is found by multiplying the value of a variable accumulation unit of that subaccount for the immediately preceding valuation period by the net investment factor for the subaccount for the valuation period for which the variable accumulation unit value is being determined. The value of a variable accumulation unit for any valuation period is determined as of the end of that valuation period.

NET INVESTMENT FACTOR
     The net investment factor for a subaccount is found by dividing (a) by (b), then subtracting (c) from the result, where (a) is: (1) the net asset value of a Fund share in that subaccount determined as of the end of a valuation period; plus (2) the per share amount of any dividends or other distribution declared by the Fund during the valuation period; adjusted by
     (3) a per share charge or credit with respect to any taxes paid or reserved for, which we determine to be attributable to the maintenance or operation of the subaccount; (b) is the net asset value of a Fund share in that subaccount, adjusted by a per share credit or charge for any taxes reserved for or paid, determined as of the end of the prior valuation period; and
     (c) is a charge not to exceed .0020471% for each day in the valuation period. This converts to 0.75% per year for mortality and expense risks. Although we can not identify that part of the current risk charge that applies to each of the risks involved, we estimate that a reasonable allocation would be 0.30% for the mortality risk, and 0.45% for the expense risk.




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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 14

INVESTMENT CREDIT
     The mortality and expense risk charge will be reduced when the total accumulation value exceeds certain levels. The reduction applies only to the portion of the accumulation value in excess of those levels, and will be applied to the various subaccounts pro-rata. At the end of each contract month, we calculate the reduction based on the current accumulation value. Any accumulation value in excess of 4 times the premium shown on Page 6A receives a reduction in mortality and expense charges equivalent to .45% per year. Accumulation value in excess of 8 times that premium receives a reduction in mortality and expense charges equivalent to .55% per year.

SPLITTING UNITS
     We reserve the right to split the value of the accumulation units. In any such split of unit values, strict equity will be preserved. Such a split will have no material effect on the benefits or other terms of this contract. A split may either increase or decrease the number of units.

TRANSFERS AMONG SUBACCOUNTS AND GENERAL ACCOUNT
     By notice to us, you may transfer your accumulation value from one subaccount to another subaccount or to the general account at any time. The sum of transfers from the general account to one or more subaccounts is limited during any contract year. The limit is the greater of 25% of the general account portion of the accumulation value as of the end of the last prior contract year, or $1,000. The dollar amount of a transfer must be at least $300, but the entire accumulation value of a subaccount or the general account may be transferred if less than $300. No transfer of accumulation value may be made after your death. Transfers shall be made as of the end of the valuation period during which we receive the request at our home office or at the end of any later valuation period as you may request. A fee, of not more than $15, will be charged for each transfer. Currently, this fee is $3.

TAXES
     Any taxes that pertain to this contract or VAR will be charged against the accumulation value when incurred or reserved for by us.

MONTHLY CHARGES
     The charges for a contract month are: (1) the cost of insurance for the month (which includes the charges for any riders); plus (2) a contract maintenance charge of $7; plus (3) the death benefit guarantee charge per $1,000 of stated amount as shown on Page 3.

COST OF INSURANCE
     We calculate the cost of insurance for each month as of each process day. The cost of insurance for the initial stated amount is determined separately from the cost for each increase in stated amount.

     The cost of insurance equals: (1) the cost of insurance rate; times (2) the net amount at risk.

COST OF INSURANCE RATE
     The cost of insurance rate (or any change in that rate) for each stated amount is based on: (1) your sex; (2) your attained age on the contract date and on the effective date of each increase in stated amount; (3) the time elapsed since the contract date and since each increase in stated amount; and (4) your rate class.




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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 15

     We may change the cost of insurance rate. Any change in the cost of insurance rates will be uniformly applied to all contracts of this class. We will notify you prior to any change. We may not increase the rates to more than those shown in the table of monthly guaranteed cost of insurance rates on page 6. The guaranteed rates are based on the 1980 Commissioner Standard Ordinary, Male or Female, Smoker or Nonsmoker mortality table, age nearest birthday.

NET AMOUNT AT RISK
     The net amount at risk on any process day equals the death proceeds divided by 1.0032737, less the accumulation value.

     If you have Plan A and the stated amount has been increased, the accumulation value will first be subtracted from the initial stated amount to determine the net amount at risk. If the accumulation value is more than the initial stated amount, the excess will be subtracted from each increase in the stated amount in the order made.

SURRENDER AND CASH SURRENDER VALUE
     While you are living and before the maturity date, you may request the surrender of this contract by notice to us. We will then pay you the cash surrender value, less any loans in effect. The contract will then end. The cash surrender value is the accumulation value less our surrender charge. If the surrender charge is greater than the accumulation value, the cash surrender value is zero.

SURRENDER CHARGE
     We will take a surrender charge on complete surrender, lapse, decrease in stated amount and certain partial surrenders. During the first 15 contract years or for 15 years after you increase your stated amount, this charge will apply. The charge is shown on page 6A.

SURRENDER CHARGE ON DECREASES
     If you decrease your stated amount, a portion of the surrender charge will be deducted from your accumulation value. This deduction is equal to the surrender charge attributable to the portion of stated amount being decreased. The surrender charge that remains will be the surrender charge that applies to the remaining stated amount.

PARTIAL SURRENDER
     After 1 year from the issue date, you may surrender part of your contract for cash while you are living and before the maturity date. You may not do this more than twice in any contract year. The amount of a partial surrender may not exceed: (1) the cash surrender value; less (2) loans in effect; less (3) enough to cover the next 2 monthly charges; and less (4) the partial surrender service fee which is the lesser of $25 or 2% of the amount surrendered. We will subtract the accumulation value taken by a partial surrender from each increase in the stated amount in the proportion of that increase to the total stated amount. The accumulation value is reduced by the amount of partial surrender. If you have Plan A, the stated amount is also reduced by the amount of partial surrender.

     No partial surrender will be made if it would reduce the stated amount to less than the minimum stated amount shown on page 3. We will charge a service fee of the lesser of $25 or 2% of the amount surrendered for each partial surrender. For the first 15 contract years and for 15 years after an increase takes effect, an added partial surrender charge will also be made on the amount of partial surrenders in a contract year that is more than 10% of the cash surrender value as of the end of the last prior contract year. This added partial surrender charge will equal a partial surrender ratio multiplied by the surrender charge. The partial surrender ratio equals: (1) the amount of partial surrender in excess of 10% of the cash surrender value as of the last prior contract year; divided by (2) the cash surrender value. The surrender charge will be reduced by the added partial surrender charge.


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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 16

DEFERRAL OF PAYMENT ON SURRENDER, PARTIAL SURRENDERS AND LOANS
     We may defer the calculation and payment of accumulation values or benefits if: (1) the New York Stock Exchange is closed other than customary week-end and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; (2) the Commission by order permits postponement for the protection of contract owners; or (3) an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of VAR's net assets.

     We can defer making a surrender, partial surrender, or loan from the general account for up to 6 months after we get your notice. If we defer for more than a month, the cash surrender value will bear interest at the rate of 4.5% per year. We cannot defer a loan to pay premiums on any contract issued by us.

PAID-UP TERM INSURANCE
     If you stop paying premiums, the contract can continue and operate as paid-up term insurance. The monthly charges for calculating the cost of paid-up term insurance will be the same as those as when premiums were being paid. The paid-up term period will run (a) for as long as the cash surrender value less loans will purchase term insurance protection or (b) until the maturity date, whichever is earlier. If the death benefit guarantee is in effect, the insurance will continue as long as this guarantee applies.

PAID-UP LIFE INSURANCE
     On any process day, you may use the cash surrender value less any loans in effect as a net single premium to purchase a paid-up endowment at age 100. The insurance will begin on that process day. The amount of insurance will be that which the cash surrender value less any loans in effect will buy as a net single premium at the insured's then attained age. This option may not be elected if the amount of paid-up insurance purchased would be less than $1,000. At any time after this option is elected the cash surrender value will be the amount of paid-up life insurance times the net single premium per dollar of paid-up life insurance at the then attained age of the insured. The net single premiums are based on the 1980 Commissioners' Standard Ordinary, Male or Female, Smoker or Nonsmoker mortality table age nearest birthday and 4% interest.


                                      LOANS

AVAILABILITY
     At any time after the first contract year, you may borrow up to the loan value of this contract by notice to us. Loans are made on the security of this contract assigned to us.

LOAN VALUE
     The loan value is the cash surrender value less the cost of insurance charges for your contract from the current date to the next policy anniversary. In no case will the loan value be less than 90% of the cash surrender value.

GROSS LOAN VALUE
     The gross loan value is the cash surrender value less enough to cover the monthly charges to the next policy anniversary. The gross loan value is not reduced by any existing loans.

PREFERRED LOANS
     A preferred loan is available at any time on or after the 10th contract anniversary. In the first contract year in which you take a preferred loan, the maximum preferred loan available is 10% of the gross loan value. In later contract years, you may increase your preferred loan by an amount not greater than 10% of the gross loan value. The total amount of the preferred loan amount may never exceed the gross loan value. The interest rate credited to the accumulation value equal to the loaned amount under this preferred loan provision is described in the INTEREST ON LOAN COLLATERAL section of the NONFORFEITURE provision.


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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 17

LOAN COLLATERAL
     Accumulation value equal to the amount of the policy loan will be taken from the general account and each subaccount. The allocation will be in proportion to the accumulation value in each subaccount and the general account. This value will be held in the general account as loan collateral and will earn interest at an effective rate not less than 4% per year. We may credit a higher rate.

INTEREST
     Interest is charged on loans at 5.0% per year in advance, except for Preferred Loans. Interest is charged on Preferred Loans at 3.846%. When a loan is made, we will include the interest then due in the amount of the loan. If you do not pay the interest in cash, we will transfer enough value from the general account and each subaccount to cover the interest due. The allocation of the transfer will be in proportion to the accumulation value in each subaccount and the general account.

REPAYMENT
     You may pay back a loan at any time before we pay the contract proceeds. When a loan repayment is made, the loan collateral in the general account will be reduced by the amount of the repayment. The value of the repayment will be allocated first to the general account. After the general account is repaid, any additional repayment will be allocated to the general account and each subaccount using the same percentages used to allocate net premiums unless you give notice otherwise.

     Loans which have not yet been paid back will be repaid from death or maturity proceeds.

                                     CLAIMS

PAYMENT OF PROCEEDS
     Death proceeds will be paid within 30 days after we receive due proof of death of the insured. Proceeds are paid at our home office. Payment will be made in one sum unless an option is chosen. We may require that the contract be sent to us before proceeds are paid.

     Death proceeds include interest at the rate of at least 4.5% per year from the date of death to the date proceeds are paid or applied under an option.

MISSTATEMENT OF AGE OR SEX
     If your age or sex was misstated, the death proceeds will be 1.0032737 times the sum of:

          (1)  the accumulation value; and

          (2) the net amount at risk on the date of death multiplied by an age adjustment ratio.

     The age adjustment ratio is: (a) the cost of insurance charged on the process day nearest the date of death, divided by (b) the cost of insurance that should have been charged at your true age or sex. In no case will the adjusted proceeds be less than the accumulation value plus a percentage of the accumulation value which varies with your true attained age according to the table on page 12.

     If the misstatement is found before your death, we will charge from that time the cost of insurance for your true age and sex based on your original stated amount.

PROCEEDS PROTECTION
     No one may commute, assign or encumber the proceeds or cash surrender value unless this contract so provides. As far as allowed by law, no creditor may claim the proceeds.



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FORM 00-VL-1         OHIO NATIONAL LIFE ASSURANCE CORPORATION           PAGE 18

INCONTESTABILITY
     We may not deny a claim for any amount of death proceeds due to a false statement made in your application for such amount of insurance if: (a) you live more than 2 years after such amount takes effect; and (b) the contract is inforce at the time of your death. We may always contest for non-payment of premiums.

SUICIDE
     If you die by suicide, while sane or insane, or self destruction while insane we will not pay any stated amount or increase in stated amount which has been in effect for less than 2 years. If the suicide or self destruction is within the first 2 contract years, we will pay as death proceeds the cash surrender value or, if greater, the premiums you paid. After that, we will pay the death proceeds of any coverage which has been in effect for more than 2 years plus any premium applied to an increase which has been in effect for less than 2 years before the suicide or self destruction.


                            PROCEEDS PAYMENT OPTIONS

CHOICE OF OPTIONS
     BY OWNER. The choice or change of an option requires notice to us. If the owner is not the insured, the owner may choose or change an option while the insured is living or up to 60 days after the insured's death. If an option is chosen for death proceeds, the payee, or one of the payees, must be the beneficiary. A beneficiary change revokes any option chosen for the beneficiary.

     BY OTHERS. If you did not choose an option, the beneficiary may do so. An assignee may not choose or change an option. Proceeds to an assignee will be paid in one sum.

     Proceeds to be paid to a corporation may be applied under option 2 or 4 with the corporation, the insured or the insured's spouse or child as payee. If we agree:

          (1) anyone else related to the insured by blood or marriage may be the payee; or

          (2) the corporation may also choose option 3 or 5 with any of these related persons as payee and with payments made to the corporation or to the payee.

     Proceeds to be paid to a partnership, association, trustee or estate may be paid under an option on the same basis as for a corporation.

MINIMUM AMOUNTS
     An option may not be used if proceeds are less than $5,000. Payment will then be made in one sum.

     If payments to a payee would be less than $25, we may pay less often so that each payment will be at least $25.

DESCRIPTION OF OPTIONS
     We will endorse this contract or issue a new contract or certificate to show the terms of any option. The option date is the date proceeds come due or a later date which you request and we approve. The life income options are based on the payee's sex and age. We may require proof of a payee's age and survival.




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PROCEEDS AT INTEREST
     OPTION 1

     We will hold the proceeds at interest at the rate of at least 4.5% per year. You may choose to receive interest each year, or every 6 months, 3 months or 1 month from the option date. Under the terms of this option, we may limit:

          (1)  the payee's right to withdraw the proceeds; and

          (2)  the length of time proceeds are to be held.

     Interest to be paid on each $1,000 held by us will be:


        ANNUAL          SEMIANNUAL         QUARTERLY           MONTHLY
      ---------       -------------      -------------      ------------
       $45.00             $22.25             $11.07             $3.67



PAYMENTS FOR A CERTAIN PERIOD
     OPTION 2

     We will make equal payments for a stated number of years. Payments will be made, as you choose, each year, or every 6 months, 3 months or 1 month. Payment amounts are based on the option 2 table on page 5. The first payment is due on the option date. Under the terms of the option, we may limit the payee's right to withdraw the proceeds.

LIFE INCOME
     OPTION 3

     The first payment is due on the option date. Payment amounts are based on the option 3 table on page 5.

          NONREFUND. We will make payments in the same amount each month while the payee is living. No more payments are due after the payee's death.

          GUARANTEED PERIOD. We will make payments in the same amount each month for 5, 10 or 20 years, as you choose. After that, we will still make payments in the same amount each month for as long as the payee is living.

          INSTALLMENT REFUND. We will make payments in the same amount each month until the sum of all payments equals the proceeds applied under this option. After that, we will still pay each month for as long as the payee is living.

PAYMENTS OF A CERTAIN AMOUNT
     OPTION 4

     We will make payments in the same amount, as you choose, each year, or every 6 months, 3 months or 1 month until all the proceeds are paid. The amount of each payment will be as you have chosen and we have approved. Interest will be added to the proceeds at the rate of 4.5% per year on the unpaid balance. We may determine and announce a higher rate from time to time. The first payment is due on the option date. The last payment will equal the unpaid balance of proceeds. Under the terms of this option, we may limit the payee's right to withdraw the proceeds.


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JOINT AND SURVIVOR LIFE INCOME
     OPTION 5

     These options are for 2 payees. The first payment is due on the option date. Payment amounts are based on the option 5 table on page 5.

          JOINT GUARANTEED PERIOD 10 YEARS. We will make payments in the same amount each month for 10 years. After that, we will still make payments in the same amount each month for as long as one of the payees is living.

          JOINT AND FULL. We will make payments in the same amount each month as long as one of the payees is living.

          JOINT AND 2/3. We will make full payments in the same amount each month for as long as both of the payees are living. After one payee's death, 2/3 of that amount will still be paid each month for as long as the other payee is living.


ALTERNATE LIFE INCOME
     You may choose other income amounts for options 3 and 5 in place of those shown on page 5. Such amounts will be based on rates at least as liberal as the rates we charge as of the option date for a single premium immediate annuity of the same kind.

DEATH OF PAYEE
     If all payees have died, we will make one final payment to the estate of the last surviving payee for any amount then due.

     For option 1 or 4, the amount then due will be any balance held by us. For option 2, 3 or 5, the amount then due will be the present value of unpaid guaranteed payments commuted at the rate of 4.5% per year. We will specify the commutation rate when you choose the alternate life income for option 3 or 5.










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                          OHIO NATIONAL
                          LIFE ASSURANCE CORPORATION
                          Ohio National Financial Services
                          --------------------------------


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                                Nonparticipating
              Adjustable Death Benefit payable Before Maturity Date
     Cash Surrender Value Payable on Maturity Date if Insured is Then Living
                      Flexible Premiums Until Maturity Date
                              Stated Amount: Page 3
                              Maturity Date: Page 3



FORM 00-VL-1                                                            PAGE 24